SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report: December 16, 2005
(Date of Earliest Event Reported)
Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana (State or other Jurisdiction of Incorporation)	0-13976 (Commission File Number)	72-0717400 (I.R.S. Employer Identification No.)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
     On December 6, 2005, SDS Capital Group SPC, LTD converted 2,500 shares of Series B 6.0% Participating Convertible Preferred Stock (“Series B Stock”) of Akorn, Inc. (“our” or “us”) into 99,984 shares of our common stock at a conversion price of $2.70 per share of common stock.
     On December 16, 2005, Baystar Capital II, L.P. converted 3,200 shares of our Series B Stock into 128,170 shares of our common stock at a conversion price of $2.70 per share of common stock.
     On December 16, 2005, Arthur Przybyl, our president and chief executive officer, converted 1,050 shares of our Series A 6% Participating Convertible Preferred Stock (“Series A Stock”) into 159,549 shares of our common stock at a conversion price of $0.75 per share of common stock. On December 16, 2005, Mr. Przybyl also exercised warrants to purchase 35,000 shares of our common stock at an exercise price of $1.00 per share by providing us with notice of his election to exercise the cashless exercise option of such warrants. Election of the cashless exercise provision of the warrants reduced the number of shares of common stock that would otherwise be acquired upon the exercise of such warrants by 7,883 shares, an aggregate value of $35,001 as of the exercise date. In exchange for such reduction, and the aggregate value of the shares of common stock represented thereby, Mr. Przybyl was issued 27,117 shares of our common stock.
     All of the shares of our common stock issued upon the foregoing conversions and exercises were made as a private placement under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AKORN, INC.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: December 20, 2005